Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB DELIVERS RECORD FOURTH QUARTER EARNINGS
Fourth quarter reported EPS $0.56, +17%; adjusted EPS $0.60, +9%
Adjusted 2010 EPS +12% to $2.23; 2011 adjusted EPS forecasted to rise 11%-13%
Europe restructuring announced; expected to accelerate profit growth for region

2010 FOURTH QUARTER HIGHLIGHTS:

•                Record reported diluted EPS $0.56, +17%

•                Record adjusted diluted EPS $0.60, +9%, excluding special gains and charges and discrete tax items

•                Reported sales +1% to $1.6 billion; fixed currency sales +2%

•                Good sales growth from Asia Pacific, Latin America benefit results

	Fourth quarter and year ended Dec. 31
	(unaudited)
	Fourth Quarter		%	Full Year		%
(Millions, except per share)	2010	2009	change	2010	2009	change

Net Sales	$1,575.5	$1,564.5	1%	$6,089.7	$5,900.6	3%

Operating Income	203.6	195.8	4%	806.8	681.3	18%

Pretax Income	189.4	180.7	5%	747.7	620.1	21%
Taxes	57.8	64.4	-10%	216.6	201.4	8%
Net Income Attributable to Ecolab	$131.3	$115.8	13%	$530.3	$417.3	27%

Diluted Earnings Per Share	$0.56	$0.48	17%	$2.23	$1.74	28%
Diluted Average Shares Outstanding	236.4	241.3	-2%	237.6	239.9	-1%

ST. PAUL, Minn., February 17, 2011:  Ecolab Inc. reported record fourth quarter earnings as strong new business efforts globally and strong quarter sales growth in its Asia Pacific and Latin American operations, along with a lower tax rate, benefited results. In addition, Ecolab announced it is planning a restructuring of its European operations in order to accelerate profit improvement in that region.

Ecolab’s reported net sales rose 1% to $1.6 billion in the fourth quarter of 2010; measured in fixed currencies, sales rose 2%.  Net income attributable to shareholders increased 13% to a record $131 million, with reported diluted earnings per share up 17% to $0.56.

Fourth quarter 2010 and 2009 results included special gains and charges and discrete tax items.  Excluding those items, adjusted fourth quarter 2010 diluted earnings per share were a record $0.60, a 9% increase from adjusted fourth quarter 2009 diluted earnings per share of $0.55.  Currency translation had an immaterial effect on reported and adjusted diluted earnings per share growth in the fourth quarter of 2010.

Europe Transformation

Following the recent implementation of new business systems in Europe, Ecolab has undertaken a comprehensive plan to substantially improve the efficiency and effectiveness of its Europe business, sharpen its competitiveness and accelerate its growth and profitability. As a part of this effort, Ecolab is developing plans for an accelerated restructure of its European operations in order to more quickly realize the benefits. Ecolab will work with its various works councils in Europe to develop and finalize implementation plans.  As part of the restructuring, approximately 900 positions are expected to be eliminated.

The restructuring and other cost savings actions are expected to result in more than $120 million ($100 million after tax) in annualized cost savings when fully realized, with approximately $4 million to $6 million ($3 million to $5 million after tax) realized in 2011.

Ecolab expects to incur a pretax restructuring charge of approximately $150 million ($125 million after tax) over the next three years, beginning in the first quarter of 2011, as the restructuring is rolled out.  Approximately $50 million to $70 million ($40 million to $60 million after tax) of that charge is expected to occur in 2011.

It is foreseen that these actions will better align business and functional support by leveraging the new systems.

Major initiatives under development include:

•               Supply chain — significant realignment of the supply chain, including repositioning of the warehousing networks, better leveraged purchasing capabilities, formula and packaging simplification, manufacturing consolidation and streamlined support functions.

•                G&A — shared and outsourced services, centralization of business functions, marketing channel optimization, simplification and automation of manual tasks.

•               Division - streamlined marketing, business simplification, channel optimization, sales productivity and office consolidation.

Segment review

Fourth quarter 2010 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 1% to $681 million. Adjusted for acquisitions, sales declined 1% as distributor inventory changes negatively impacted the Institutional business; however, total shipments (direct and distributor) to Institutional end-customers increased during the quarter and sequentially throughout the year. Ecolab’s U.S. Cleaning & Sanitizing operating income declined 10% to $113 million, primarily reflecting the lower distributor inventories, unfavorable business mix for the quarter, higher delivered product costs and the write-off of a customer receivable.

U.S. Other Services fourth quarter sales increased 2% to $111 million, led by GCS. Operating income grew 17% to $18 million.

Sales for Ecolab’s International operations, when measured at fixed currency rates, grew 3% to $791 million in the fourth quarter. Fixed currency operating income increased 13% to $82 million when compared with last year, with improvements from all regions.  Volume gains, favorable delivered product costs and customer rebate adjustments, and cost savings more than offset higher costs from Europe systems and pensions.  When measured at public currency rates, International sales were flat and operating income was up 13%.

The Corporate segment includes special gains and charges, which are reported as a separate line item on the income statement. Special gains and charges for the fourth quarter 2010 included $9 million ($7 million after tax) of expense to optimize Ecolab’s business structure.  Special gains and charges for the fourth quarter 2009 of $13 million ($11 million after tax) included a restructuring charge of $11 million ($8 million after tax) for actions announced in January 2009 that were taken primarily to streamline operations and improve efficiency and effectiveness.  The Corporate segment also includes investments in the development of business systems and other corporate investments which have been taken to improve the Company’s efficiency and returns.

The reported income tax rate for the fourth quarter 2010 was 30.5% and compared with the reported rate of 35.6% for the fourth quarter 2009.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the fourth quarter 2010 was 28.3% compared with 31.9% for the same period last year. The decrease in the fourth quarter adjusted effective tax rate was due primarily to increased benefits in 2010 from the domestic manufacturing deduction in the U.S. and extension of U.S. R&D tax credits in the fourth quarter.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “Good growth in our global lodging and food & beverage businesses, along with stronger results from our services and international operations, offset the still-challenging U.S. foodservice environment.  We delivered another solid earnings gain in the fourth quarter and another double-digit gain for the year.

“Importantly, we see improving conditions ahead. Our plans to improve our European business competitiveness and performance, and the Europe restructuring plans that we are developing, reflect the confidence we have that we can accelerate the benefits that were foreseen as part of our systems investment.  We fully expect the next several years will be a period of significant development and improvement in Europe results as we drive process change and better efficiency.  We look for approximately 100 basis points of operating margin improvement in our EMEA region in 2011, and at least double that in each of 2012 and 2013.  Most exciting, we expect these actions will improve our ability to meet or exceed our customers’ product and service expectations.

“In 2011 we will continue to focus on our top line growth drivers and margin expansion, and invest in the key resources to drive long term growth.  We are also taking actions in all of our regions to accelerate growth and offset the raw material cost increases through appropriate pricing and new product launches. We believe the sum of these actions will yield improving sales and expanding earnings comparisons as the year progresses, enabling us to deliver yet another superior year of business growth and shareholder returns, while also setting the stage for accelerating growth in the following years.”

Business Outlook

2011 — Full Year

Ecolab expects adjusted earnings per share, which exclude special gains and charges and discrete tax items, for the full year ending December 31, 2011 to be in the $2.47 to $2.53 range.  Quarterly earnings are expected to show accelerating gains through 2011, in part as higher first half raw material costs are offset by sales growth, pricing and other margin improvement actions, including savings from the Europe restructuring, which should benefit second half results.

Special gains and charges for 2011 are expected to be approximately $0.25 per share unfavorable, primarily driven by Europe restructuring charges.   Future amounts related to discrete tax items for 2011, if any, are not currently quantifiable.

2011 — First Quarter

Ecolab expects improved sales growth in the first quarter 2011; currency translation is expected to have a favorable effect on reported sales.  Our outlook for other selected items in the first quarter of 2011, excluding special gains and charges and discrete tax items, is as follows:

Gross Margins	49% - 50%
SG&A % of sales	38% - 39%
Interest expense, net	approx. $14 million
Effective tax rate	30% - 31%
Adjusted EPS, excluding special gains and charges	$0.42 - $0.45

The above forecasted first quarter 2011 adjusted earnings per share includes an estimated $0.01 expense from Europe transformation activities. In addition, we expect results to reflect significantly higher delivered product costs.  Adjusted for the Europe transformation expense, first quarter adjusted earnings per share are expected to increase 5% to 12% when compared with adjusted first quarter 2010.

We expect first quarter 2011 special gains and charges, including restructuring and acquisition-related charges, to be a net charge of approximately $0.02 to $0.05 per share.  Reported first quarter 2010 earnings per share of $0.40 also included special gains and charges and discrete tax items.  Excluding those items, adjusted first quarter 2010 diluted earnings per share were $0.41.

With sales of $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, fixed currency operating income, adjusted effective tax rate, and adjusted diluted earnings per share.  We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature,

significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.  Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2010.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies.  Investors should not rely on any single financial measure when evaluating our business.  We recommend that investors view these measures in conjunction with the GAAP measures included in this news release.  A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our future financial and business prospects, including forecasted 2011 first quarter and full year business results, estimated sales, gross margins, selling, general and administrative expense, investments, interest expense, special gains and charges, effective tax rates, acquisitions, restructuring expenses, discrete tax items, currency translation, benefits from and timing of business improvement actions, restructuring activities, cost savings, margin improvement actions, raw material costs, delivered product costs, pricing, quarterly earnings patterns and adjusted diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  In particular, the ultimate results of any European restructuring and business improvement actions depend on a number of factors, including the development of a final plan, the input of the various works councils on the terms of the restructuring, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in raw material and delivered product costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; public health epidemics; the occurrence of litigation or claims; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2010

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2010	2009	Change	2010	2009	Change

Net sales	$1,575.5	$1,564.5	1%	$6,089.7	$5,900.6	3%

Cost of sales (1)	783.7	781.1	0%	3,013.8	2,978.0	1%
Selling, general and administrative expenses	579.7	577.4	0%	2,261.6	2,174.2	4%
Special gains and charges (1)	8.5	10.2	-17%	7.5	67.1	NM

Operating income	203.6	195.8	4%	806.8	681.3	18%

Interest expense, net	14.2	15.1	-6%	59.1	61.2	-3%

Income before income taxes	189.4	180.7	5%	747.7	620.1	21%

Provision for income taxes	57.8	64.4	-10%	216.6	201.4	8%

Net income including noncontrolling interest	131.6	116.3	13%	531.1	418.7	27%

Less: Net income attributable to noncontolling interest	0.3	0.5		0.8	1.4

Net income attributable to Ecolab	$131.3	$115.8	13%	$530.3	$417.3	27%

Earnings attributable to Ecolab per common share
Basic	$0.57	$0.49	16%	$2.27	$1.76	29%
Diluted	$0.56	$0.48	17%	$2.23	$1.74	28%

Weighted-average common shares outstanding
Basic	232.1	237.1	-2%	233.4	236.7	-1%
Diluted	236.4	241.3	-2%	237.6	239.9	-1%

(1) Amounts include the following special gains and charges:

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions)	2010	2009	2010	2009

Cost of sales
Restructuring	$—	$3.2	$—	$12.6
Subtotal cost of sales	—	3.2	—	12.6

Special (gains) and charges
Restructuring	—	7.3	—	59.9
Gain on sale of investment	—	—	(5.9)	—
Business structure and optimization	8.5	0.5	10.9	2.8
Venezuela currency devaluation	—	—	4.2	—
Business write-downs and closures	—	2.4	(1.4)	2.4
Other items	—	—	(0.3)	2.0
Subtotal special gains and charges	8.5	10.2	7.5	67.1
Total special (gains) and charges	$8.5	$13.4	$7.5	$79.7

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2010

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions)	2010	2009	Change	2010	2009	Change

Net Sales
United States
Cleaning & Sanitizing	$681.4	$676.1	1%	$2,721.9	$2,663.3	2%
Other Services	111.3	109.4	2%	448.5	449.4	0%
Total	792.7	785.5	1%	3,170.4	3,112.7	2%
International	791.3	766.5	3%	3,016.0	2,921.9	3%
Subtotal at fixed currency rates	1,584.0	1,552.0	2%	6,186.4	6,034.6	3%
Effect of foreign currency translation	(8.5)	12.5		(96.7)	(134.0)
Consolidated	$1,575.5	$1,564.5	1%	$6,089.7	$5,900.6	3%

Operating Income
United States
Cleaning & Sanitizing	$113.3	$125.2	-10%	$513.9	$495.2	4%
Other Services	18.5	15.8	17%	71.4	65.7	9%
Total	131.8	141.0	-7%	585.3	560.9	4%
International	82.3	72.7	13%	254.7	235.0	8%
Subtotal at fixed currency rates	214.1	213.7	0%	840.0	795.9	6%
Corporate	(12.1)	(19.9)		(30.5)	(103.9)
Effect of foreign currency translation	1.6	2.0		(2.7)	(10.7)
Consolidated	$203.6	$195.8	4%	$806.8	$681.3	18%

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	December 31	December 31
(millions)	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$242.3	$73.6
Accounts receivable, net	999.6	1,016.1
Inventories	447.6	493.4
Deferred income taxes	78.9	83.9
Other current assets	101.5	147.2
Total current assets	1,869.9	1,814.2

Property, plant and equipment, net	1,148.3	1,176.2
Goodwill, net	1,329.3	1,414.1
Other intangible assets, net	282.5	312.5
Other assets	242.2	303.9

Total assets	$4,872.2	$5,020.9

Liabilities and Equity
Current liabilities
Short-term debt	$189.2	$98.5
Accounts payable	349.3	360.9
Compensation and benefits	308.1	302.1
Income taxes	36.7	21.8
Other current liabilities	441.5	466.9
Total current liabilities	1,324.8	1,250.2

Long-term debt	656.4	868.8
Postretirement health care and pension benefits	565.8	603.7
Other liabilities	192.2	288.6

Ecolab shareholders’ equity
Common stock	333.1	329.8
Additional paid-in capital	1,310.2	1,179.3
Retained earnings	3,279.1	2,898.1
Accumulated other comprehensive loss	(271.9)	(232.9)
Treasury stock	(2,521.3)	(2,173.4)
Total Ecolab shareholders’ equity	2,129.2	2,000.9
Noncontrolling interest	3.8	8.7
Total equity	2,133.0	2,009.6

Total liabilities and equity	$4,872.2	$5,020.9

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2009	2009	2009	2009	2009	2009	2009
Diluted earnings per share, as reported (U.S. GAAP)	$0.24	$0.41	$0.65	$0.60	$1.26	$0.48	$1.74

Adjustments:
Special (gains) and charges (1)	0.09	0.08	0.18	0.02	0.20	0.04	0.24
Tax expense (benefits) (2)	0.00	(0.00)	(0.00)	(0.02)	(0.02)	0.02	(0.00)

Adjusted diluted earnings per share (Non-GAAP)	$0.33	$0.50	$0.83	$0.61	$1.44	$0.55	$1.99

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2010	2010	2010	2010	2010	2010	2010
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.54	$0.94	$0.74	$1.68	$0.56	$2.23

Adjustments:
Special (gains) and charges (3)	0.02	0.00	0.02	(0.02)	(0.00)	0.03	0.03
Tax expense (benefits) (4)	(0.00)	0.01	0.01	(0.05)	(0.05)	0.01	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$0.41	$0.56	$0.97	$0.66	$1.63	$0.60	$2.23

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for 2009 include restructuring charges of $20.9 million, $18.9 million, $4.4 million and $7.8 million, net of tax, in the first, second, third and fourth quarter, respectively.  Special gains and charges for 2009 also includes other items, net of tax.

(2) Third quarter 2009 tax benefits primarily include discrete tax benefits related to our 2005 Federal tax return. Fourth quarter 2009 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure.

(3) Special gains and charges for 2010 include a $4.4 million charge, net of tax, related to currency devaluation in Venezuela recorded in the first quarter, a $5.9 million gain, net of tax, on the sale of an investment in the third quarter, and a $7.5 million charge, net of tax, for business optimization costs in the fourth quarter, as well as other items, net of tax.

(4) First quarter 2010 tax benefits include discrete tax benefits related to tax audit settlement in Germany, partially offset by discrete tax expense related to the impact of a change in Medicare prescription drug benefit tax deductions. Second quarter 2010 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure. Third quarter 2010 tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Fourth quarter 2010 net discrete tax expense primarily includes adjustments related to prior year tax returns.